Exhibit 99.2

TIAA Real Estate Account

As of 09/30/13

Portfolio Strategies

This variable annuity account seeks favorable long-term returns primarily through rental income and appreciation of real estate and real estate-related investments owned by the Account. The Account will also invest in non-real estate-related publicly traded securities and short-term higher quality liquid investments that are easily converted to cash to enable the Account to meet participant redemption requests, purchase or improve properties or cover other expenses. The Account intends to have between 75% and 85% of its net assets invested directly in real estate or real estate-related assets with the goal of producing favorable long-term returns. The Account’s principal strategy is to purchase direct ownership interests in income-producing real estate, primarily office, industrial, retail and multi-family residential properties. The Account may also make foreign real estate investments. Under the Account’s investment guidelines, investments in direct foreign real estate, together with foreign real estate-related securities and foreign non-real estate-related liquid investments may not comprise more than 25% of the Account’s net assets. The Account will invest the remaining portion of its assets (targeted between 15% and 25% of net assets) in publicly traded, liquid investments.

Performance
	Total Return		Average Annual Total Return
Account Name	QTD	YTD	1 Yr	3 Yr	5 Yr	10 Yr	SI
TIAA Real Estate Account	3.29%	7.90%	10.10%	12.35%	-0.91%	4.80%	6.10%

Calendar Year Performance	2003 - 2012
	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
TIAA Real Estate Account	7.50%	12.57%	14.02%	14.04%	13.80%	-14.15%	-27.64%	13.29%	12.99%	10.06%

Portfolio Characteristics	As of 09/30/13
Fund
Real Estate Property Investments	104
Property Lease Percent	91.3%
Property Loan to Value Percent	19.4%
Property Average Value (millions)	$135.9
Property Maximum Value (millions)	$726.1
Property Minimum Value (millions)	$6.9

Descriptive Information
Annuity Account Inception Date	10/02/1995
Total Net Assets (As of 09/30/13)	$16.5 billion
Estimated Annual Expenses	0.90% [1]
Manager Name	Team Managed
Manager Tenure	8.76 years

Properties by Region2 3	As of 09/30/13
East	37.8%
West	35.2%
South	23.9%
Foreign	1.6%
Midwest	1.5%

Properties by Type2 4	As of 09/30/13
Office	43.2%
Apartment	21.9%
Retail	17.6%
Industrial	13.4%
Other	3.9%

[1] The Account’s total annual expense deduction appears in the Account’s prospectus, and may be different than that shown herein due to rounding. Please refer to the prospectus for further details.

[2] Wholly-owned properties are represented at fair value and gross of any debt, while joint venture properties are represented at the net equity value.

[3] Foreign property represents real estate investment in France.

[4] Other properties represents interest in Storage Portfolio investment, a fee interest encumbered by a ground lease real estate investment and undeveloped land.

For Institutional Investor use only. Not for use with or distribution to the public.

TIAA Real Estate Account

As of 09/30/13

Top 10 Holdings	As of 09/30/13
1001 Pennsylvania Avenue	3.9%
50 Fremont Street	2.6%
The Florida Mall	2.4%
Fourth and Madison	2.3%
99 High Street	2.3%
DDR	2.2%
425 Park Avenue	2.1%
780 Third Avenue	1.9%
501 Boylston Street	1.9%
Ontario Industrial Portfolio	1.7%
Total	23.3%
Growth of $10,000	09/30/03 - 09/30/13
■ TIAA Real Estate Account	$15,982
The total returns are not adjusted to reflect sales charges, the effects of taxation or redemption fees, but are adjusted to reflect actual ongoing expenses, and assume reinvestment of dividends and capital gains, net of all recurring costs.

Sector Allocation	As of 09/30/13
Fund
Real Estate Properties	54.0%
Short Term Investments	19.2%
Real Estate Joint Venture And Limited Partnerships	17.2%
Marketable Securities Real Estate Related	9.2%
Other (Net Receivable/Liability)	0.4%

Real estate investment portfolio turnover rate was 10.22% for the year ended 12/31/2012. Real estate investment portfolio turnover rate is calculated by dividing the lesser of purchases or sales of real estate property investments (including contributions to, or return of capital distributions received from, existing joint venture and limited partnership investments) by the average value of the portfolio of real estate investments held during the period.

Marketable securities portfolio turnover rate was 21.92% for the period ending 12/31/2012. Marketable securities portfolio turnover rate is calculated by dividing the lesser of purchases or sales of securities, excluding securities having maturity dates at acquisition of one year or less, by the average value of the portfolio securities held during the period.

The risks associated with investing in the TIAA Real Estate Account include the risks associated with real estate ownership including among other things fluctuations in property values, higher expenses or lower income than expected, risks associated with borrowing and potential environmental problems and liability, as well as risks associated with participant flows and conflicts of interest. For a more complete discussion of these and other risks, please consult the prospectus.

THIS MATERIAL MUST BE PRECEDED OR ACCOMPANIED BY A CURRENT PROSPECTUS FOR THE TIAA REAL ESTATE ACCOUNT. PLEASE CAREFULLY CONSIDER THE INVESTMENT OBJECTIVES, RISKS, CHARGES, AND EXPENSES BEFORE INVESTING AND CAREFULLY READ THE PROSPECTUS. ADDITIONAL COPIES OF THE PROSPECTUS CAN BE OBTAINED BY CALLING 877-518-9161.

Teachers Insurance and Annuity Association of America (TIAA), New York, NY, issues annuity contracts and certificates.

©2013 Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF), 730 Third Avenue, New York, NY 10017.	For Institutional Investor use only. Not for use with or distribution to the public. | 2